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                                                                   EXHIBIT 10.60

                        AMENDMENT DATED FEBRUARY 11, 1997
             ALLIED GROUP, INC. LONG-TERM MANAGEMENT INCENTIVE PLAN

         The ALLIED Group, Inc. Long-Term Management Incentive Plan (the "Plan") was amended by the Executive Committee of the Board of Directors of ALLIED Group, Inc. on January 30, 1997, to reflect the change set forth below. Capitalized terms used herein shall have the meaning as assigned thereto in the Plan.

         CHANGE FROM NASDAQ TO NEW YORK STOCK EXCHANGE. Article 2, paragraph (n) of the Plan is amended by the replacement of the definition of "Fair Market Value" with the following:

         (n) "Fair Market Value" shall be the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange Composite Tape, or if no Common Stock was traded on such date, then the last day traded immediately prior to the relevant date.